UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2008

ELIXIR GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1120 Town Center Dr., Suite 260 Las Vegas, Nevada 89144
(Address of principal executive offices)

(702) 733-7195

 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective as of October 1, 2008, Gordon Yuen resigned as the chief executive officer and as a member of the board of directors of Elixir Gaming Technologies, Inc. (“Company”) due to health reasons.  Effective as of the same date, the board of directors of the Company appointed Clarence Chung to serve as chief executive officer of the Company.

Mr. Chung joined the board of directors of the Company in October 2007 and has served as the chairman of the board of the Company since August 2008. Mr. Chung has been an executive director of Melco International Development Ltd since May 2006 and the chief operating officer since July 2006. Mr. Chung joined Melco in December 2003 and assumed the role of the chief financial officer. Before joining Melco in December 2003, he was the chief financial officer at Megavillage Group, an investment banker at Lazard managing an Asian buy-out fund, a vice-president at Pacific Century Group; and a qualified accountant with Arthur Andersen. He is also currently a director of Melco Crown Entertainment Limited, a company listed on the Nasdaq Global Market. Mr. Chung is 45 years old and holds a master degree in business administration from the Kellogg School of Management at Northwestern University and is a member of the Hong Kong Institute of Certified Public Accountants and the Institute of Chartered Accountants in England and Wales.

The compensation committee of the board of directors of the Company has not yet determined the terms of Mr. Chung’s compensation as chief executive officer of the Company.

On October 1, 2008, the Company issued a press release concerning the resignation of Mr. Yuen and the appointment of Mr. Chung.  The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit 99.1 Press release dated October 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIXIR GAMING TECHNOLOGIES, INC.

Dated: October 7, 2008	/s/ Clarence Chung
Clarence Chung, Chief Executive Officer